LADENBURG THALMANN REPORTS
FIRST QUARTER 2017 FINANCIAL RESULTS

Highlights:

•	First quarter 2017 revenues up 9% to $290.3 million

•	Record client assets of $144.3 billion at March 31, 2017, including advisory assets under management of $60.3 billion and cash balances of $4.5 billion

•	Recurring revenue of 76.9% for the trailing 12 months ended March 31, 2017 in independent brokerage and advisory services business

•	Shareholders’ equity of $352.2 million at March 31, 2017

MIAMI, FL, May 9, 2017 -- Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) today announced financial results for the first quarter ended March 31, 2017.
Dr. Phillip Frost, Chairman of Ladenburg, said, “Ladenburg had a strong first quarter, delivering approximately $290 million in first quarter revenues, up 9% from the prior year. We are encouraged by the impact improving market conditions and higher interest rates are having on our operations and believe the macro-economic environment positions us well for continued growth and success. We are tremendously proud of our nationwide network of approximately 4,000 independent advisors, which continues to provide clients with trusted services.”
Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “Ladenburg continues to drive significant recurring revenue with strong asset growth and recruiting in our independent brokerage and advisory business. Our total client assets at quarter’s end increased year-over-year by 15% to $144.3 billion, including $60.3 billion in advisory assets under administration, both record totals. We continue to focus on improving margins through shared services and managing all of our operating segments efficiently. Ladenburg remains committed to generating strong returns and driving long-term growth.”

First Quarter 2017
First quarter 2017 revenues were $290.3 million, a 9.2% increase from revenues of $265.8 million in the first quarter of 2016. Advisory fee revenue for the three months ended March 31, 2017 increased by 14.3% to $126.7 million from $110.9 million for the comparable period in 2016 due to improved market conditions and higher average advisory assets. Also, commissions revenue for the first quarter of 2017 increased by 2.0% to $130.5 million from $127.9 million for the comparable period in 2016.
Net loss attributable to the Company for the first quarter of 2017 was $3.7 million, as compared to net income attributable to the Company of $2.4 million in the first quarter of 2016. Net loss available to common shareholders, after payment of preferred dividends, was $11.6 million or ($0.06) per basic and diluted common share for the first quarter of 2017, as compared to net loss available to common shareholders of $4.9 million or ($0.03) per basic and diluted common share in the comparable 2016 period. The first quarter 2017 results included $0.8 million of non-cash income tax benefit, $8.9 million of non-cash charges for depreciation, amortization and compensation, $1.6 million of amortization of retention and forgivable loans and $0.5 million of interest expense. The first quarter 2016 results included approximately $8.2 million of non-cash charges for depreciation, amortization and compensation, $1.4 million of amortization of retention and forgivable loans, $1.2 million of interest expense and $8.8 million of income tax benefit.

Recurring Revenues
For the trailing twelve months ended March 31, 2017, recurring revenues, which consist of advisory fees, trailing commissions, cash sweep fees and certain other fees, represented approximately 76.9% of revenues from the Company’s independent brokerage and advisory services business.

EBITDA, as adjusted
EBITDA, as adjusted, for the first quarter of 2017 was $7.5 million, a 48% increase from $5.1 million in the comparable 2016 period. Attached hereto as Table 2 is a reconciliation of net (loss) income attributable to the Company as reported (see “Non-GAAP Financial Measures” below) to EBITDA, as adjusted. The increase in EBITDA, as adjusted, for the first quarter of 2017 was primarily attributable to increases in our Ladenburg segment as a result of higher investment banking revenues and lower expenses. Also, the increase was attributable to higher revenues in our independent brokerage and advisory services business.

Client Assets

At March 31, 2017, total client assets under administration were $144.3 billion, a 15% increase from the $125.7 billion at March 31, 2016. At March 31, 2017, client assets included cash balances of approximately $4.5 billion.

Stock Repurchases
During the quarter ended March 31, 2017, Ladenburg repurchased 255,227 shares of its common stock at a cost of approximately $0.6 million, including 115,000 shares repurchased under its stock repurchase program, representing an average price per share of $2.37. Since the inception of its stock repurchase program in March 2007, Ladenburg has repurchased approximately 25,115,000 shares of its common stock at a total cost of approximately $52.7 million, including purchases of 7,500,000 shares outside its stock repurchase program. As of March 31, 2017, Ladenburg has the authority to repurchase an additional 9,885,000 shares under its current repurchase plan.

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for acquisition-related expense, amortization of retention and forgivable loans, change in fair value of contingent consideration related to acquisitions, non-cash compensation expense, financial advisor recruiting expense and other expense, which includes loss on write-off of receivable from subtenant, excise and franchise tax expense, severance costs and compensation expense that may be paid in stock, is a key metric the Company uses in evaluating its financial performance. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in evaluating its financial performance on a consistent basis across various periods. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance, such as amortization of retention and forgivable loans and financial advisor recruiting expenses, or do not involve a cash outlay, such as stock-related compensation, which is expected to remain a key element in our long-term incentive compensation program. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, (loss) income before income taxes, net (loss) income and cash flows (used in) provided by operating activities.

About Ladenburg
Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS, LTS PrA) is a publicly-traded diversified financial services company based in Miami, Florida. Ladenburg’s subsidiaries include industry-leading independent broker-dealer firms Securities America, Inc., Triad Advisors, Inc., Securities Service Network, Inc., Investacorp, Inc. and KMS Financial Services, Inc., as well as Premier Trust, Inc., Ladenburg Thalmann Asset Management Inc., Highland Capital Brokerage, Inc., a leading independent life insurance brokerage company, and Ladenburg Thalmann & Co. Inc., an investment bank which has been a member of the New York Stock Exchange for over 135 years. The company is committed to investing in the growth of its subsidiaries while respecting and maintaining their individual business identities, cultures, and leadership. For more information, please visit www.ladenburg.com.

Contact:    Emily Claffey / Benjamin Spicehandler
Sard Verbinnen & Co
212-687-8080
# # #
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, growth of our independent brokerage and advisory business, growth of our investment banking business, future levels of recurring revenue and advisory assets, future synergies and future repurchases of common stock. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, including the Department of Labor’s rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts, and other risks and uncertainties affecting the operation of the Company’s business. These risks, uncertainties and contingencies include those set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s quarterly revenue and profits can fluctuate materially depending on many factors, including the number, size and timing of completed offerings and other transactions. Accordingly, the Company’s revenue and profits in any particular quarter may not be indicative of future results. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise, except as required by law.
[Financial Tables Follow]

TABLE 1
LADENBURG THALMANN FINANCIAL SERVICES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,		%
	2017	2016	Change
Revenues:
Commissions	$130,489	$127,910	2.0%
Advisory fees	126,746	110,925	14.3%
Investment banking	6,489	4,502	44.1%
Principal transactions	320	133	140.6%
Interest and dividends	3,774	1,729	118.3%
Service fees and other income	22,473	20,597	9.1%
Total revenues	290,291	265,796	9.2%
Expenses:
Commissions and fees	218,734	199,741	9.5%
Compensation and benefits	39,125	36,827	6.2%
Non-cash compensation	1,429	1,355	5.5%
Brokerage, communication and clearance fees	4,565	5,030	(9.2)%
Rent and occupancy, net of sublease revenue	2,392	2,450	(2.4)%
Professional services	4,064	3,155	28.8%
Interest	477	1,207	(60.5)%
Depreciation and amortization	7,432	6,875	8.1%
Acquisition-related expenses	176	36	388.9%
Amortization of retention and forgivable loans	1,591	1,434	10.9%
Other	14,976	14,014	6.9%
Total expenses	294,961	272,124	8.4%
Loss before item shown below	(4,670)	(6,328)	26.2%
Change in fair value of contingent consideration	152	(57)	366.7%
Loss before income taxes	(4,518)	(6,385)	29.2%
Income tax benefit	(839)	(8,769)	(90.4)%
Net (loss) income	(3,679)	2,384	(254.3)%
Net loss attributable to noncontrolling interest	(5)	(18)	72.2%
Net (loss) income attributable to the Company	$(3,674)	$2,402	(253.0)%
Dividends declared on preferred stock	(7,924)	(7,345)	(7.9)%
Net loss available to common shareholders	$(11,598)	$(4,943)	(134.6)%

Net loss per common share available to common shareholders (basic)	$(0.06)	$(0.03)	(100.0)%
Net loss per common share available to common shareholders (diluted)	$(0.06)	$(0.03)	(100.0)%

Weighted average common shares used in computation of per share data:
Basic	192,270,615	181,363,446	6.0%
Diluted	192,270,615	181,363,446	6.0%

TABLE 2
LADENBURG THALMANN FINANCIAL SERVICES INC.

The following table presents a reconciliation of net (loss) income attributable to the Company as reported to EBITDA, as adjusted for the periods ending March 31, 2017 and 2016:

	Three months ended
	March 31,
(Unaudited; dollars in thousands)	2017	2016	% Change
Total revenues	$290,291	$265,796	9%
Total expenses	294,961	272,124	8%
Loss before income taxes	(4,518)	(6,385)	29%
Net (loss) income attributable to the Company	(3,674)	2,402	(253)%

Reconciliation of net (loss) income attributable to the Company to EBITDA, as adjusted:

Net (loss) income attributable to the Company	$(3,674)	$2,402	(253)%
Less:
Interest income	(102)	(133)	(23)%
Change in fair value of contingent consideration	(152)	57	367%
Add:
Interest expense	477	1,207	(60)%
Income tax benefit	(839)	(8,769)	(90)%
Depreciation and amortization	7,432	6,875	8%
Non-cash compensation expense	1,429	1,355	5%
Amortization of retention and forgivable loans	1,591	1,434	11%
Financial advisor recruiting expense	868	321	170%
Acquisition-related expense	176	36	389%
Other (1)	284	288	(1)%
EBITDA, as adjusted	$7,490	$5,073	48%

(1)
Includes excise and franchise tax expense of $141 for the three months ended March 31, 2017 and compensation expense that may be paid in stock of $143 for the three months ended March 31, 2017. Includes excise and franchise tax expense of $134 for the three months ended March 31, 2016 and compensation expense that may be paid in stock of $154 for the three months ended March 31, 2016.